                                                                    EXHIBIT 99.1




FLEMING COMPANIES, INC. ANNOUNCES CONVERTIBLE SENIOR SUBORDINATED NOTE OFFERING

DALLAS, Texas--March 9, 2001--Fleming Companies, Inc. (NYSE: FLM) today announced that it has agreed to sell $130 million of its 5.25% Convertible Senior Subordinated Notes due 2009 through a private placement to qualified institutional buyers pursuant to Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act of 1933, as amended. Fleming expects to close the transaction on or about March 15, 2001. Fleming has also granted the initial purchasers of the Convertible Senior Subordinated Notes a 30-day option to purchase up to an additional $20 million of the Convertible Senior Subordinated Notes.

The Convertible Senior Subordinated Notes will be guaranteed on a senior subordinated basis by all of Fleming's current and future wholly-owned domestic subsidiaries. Fleming will use the net proceeds of this offering to repay amounts outstanding under its revolving credit facility.

The Convertible Senior Subordinated Notes will not be, and have not been, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act of 1933, as amended, or an applicable exemption from the registration requirements thereof. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Fleming is an industry leader in the distribution of consumable goods and also has a growing presence in operating price impact supermarkets. Through our distribution group, we distribute products to customers that operate approximately 3,000 supermarkets, 3,000 convenience stores and nearly 1,000 supercenters, discount stores, limited assortment stores, drug stores, specialty stores and other stores across the United States.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. For a description of important factors which could cause actual results to differ from those contained in the forward-looking statements, see the reports and documents Fleming files from time to time with the Securities and Exchange Commission. Fleming is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.